Exhibit 99.3

News Relase NYSE: WMB
Date: Feb. 22, 2007
Williams Replaces 216% of 2006 U.S. Natural Gas Production
Total Domestic and International Proved Reserves Grow to 3.9 Tcfe
Domestic Production Increases 23%
     TULSA, Okla. — Williams (NYSE:WMB) announced today that its domestic and international proved natural gas and oil reserves as of Dec. 31, 2006, increased to approximately 3.9 trillion cubic feet equivalent (Tcfe).
     Reserves in the United States increased 9.5 percent to approximately 3.7 Tcfe, compared with approximately 3.38 Tcfe a year earlier. More than 99 percent of Williams’ U.S. proved reserves are natural gas.
     Williams attributed the majority of its U.S. reserves additions to drilling and to increasing the density of well spacing below the surface in the Piceance Basin, along with drilling in the Powder River Basin and other basins.
     In 2006, Williams had a drilling success rate of approximately 99 percent. The company drilled 1,783 gross wells, of which 1,770 were successful.
     Williams’ activities in 2006 resulted in a total addition of 597 billion cubic feet equivalent (Bcfe) in net reserves. Williams added a total of 620 Bcfe in net reserves in 2005 and a total of 477 Bcfe in net reserves in 2004. The company’s three-year average U.S. finding and developing cost was $1.55 per Mcfe. Excluding capital for facilities, the cost was $1.46 per Mcfe.
     Williams replaced its 2006 U.S. wellhead production of 276 billion cubic feet equivalent (Bcfe) at a ratio of 216 percent. A reserves reconciliation follows the main text in this news release.
     “Our approach to responsible development continues to provide positive outcomes in production growth, reserves replacement and our ability to work with landowners, communities and regulatory agencies,” said Ralph Hill, president of Williams’ exploration and production business.
     “Over the past three years, we have added more than 1.6 trillion cubic feet equivalent in domestic net reserves from our long-term drilling inventory. Our employees continue to lead the way as they perform at a highly successful rate to develop a large, well-defined resource more safely and efficiently each year,” Hill added.
     International reserves were approximately 27 million barrels of oil equivalent at year-end 2006, compared with approximately 37 million barrels of oil equivalent in 2005.
     The reduction in international reserves primarily reflects the absence of Venezuelan reserves after Williams’ 10 percent direct working interest in a Venezuelan operating contract changed to a 4 percent equity interest in a Venezuelan corporation. As a result of this change, Venezuelan reserves are not included in Williams’ 2006 year-end reserves.
     Sixty-one percent of Williams’ international proved reserves are crude oil and liquids; the remainder is natural gas. Williams’ international reserves are predominantly located in Argentina.
     Average daily production from domestic and international interests was approximately 803 million cubic feet of gas equivalent (MMcfe), compared with 662 MMcfe for the same period in 2005 - an increase of 21 percent. Production solely from interests in the United States increased 23 percent to 752 MMcfe per day, compared with 612 MMcfe per day in 2005.
     Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, Powder River, San Juan, Fort Worth and Arkoma basins in the United States.
     In late 2006, Williams was named Hydrocarbon Producer of the Year at the Global Energy Awards, which recognized the company for its reserves additions, return on investment, new drilling technology, environmental stewardship, operational safety and increased production.
     Approximately 98 percent of Williams’ year-end 2006 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc., who in their judgment determined the estimates to be reasonable in the aggregate for each basin.
     Reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust (NYSE:WTU), were prepared by Miller and Lents, LTD. These properties comprise another 2 percent of Williams’ total U.S. proved reserves.
     Proved reserves estimates for Argentine properties were prepared by Ryder Scott Company.
     The U.S. reserve replacement ratio of 216 percent was calculated by dividing the sum of changes (acquisitions, divestitures, additions and revisions) to the estimated proved reserves during 2006 by Williams’ 2006 production of 276 Bcfe.
     The three-year average U.S. finding and development cost of $1.55 per Mcfe was calculated by dividing total capital and exploration costs by the change in proved reserves balances over the three-year period, adding back production sold.
     For purposes of converting volumes of crude oil and liquids reserves to a natural-gas-equivalent measure in this report, the company used a ratio of one barrel to 6,000 cubic feet.
     Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under assumed economic conditions.

U.S. Proved Reserves Reconciliation
Figures in billion cubic feet equivalent of natural gas. May not add due to rounding.

Proved reserves Dec. 31, 2005	3,382
Acquisitions	41
Divestitures	(1)
Additions and revisions	557
Production	(277)

Proved reserves Dec. 31, 2006	3,701

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Julie Gentz
Williams (media relations)
(918) 573-3053

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.